MGT Signs Letter of Intent to Develop Privacy Mobile Phone

Company Will Partner with Nordic IT

DURHAM, N.C., March 14, 2017 /PRNewswire/ — MGT Capital Investments, Inc. (OTC: MGTI) announced today that it has signed a non-binding letter of intent with NordicIT Sourcing Association to develop a truly secure mobile phone. The letter of intent is expected to lead to a definitive contract whereby MGT would be responsible for designing, testing and assembling a state of the art cell phone with privacy features that stay one step ahead of hackers and eavesdroppers. The base phone will be procured as an OEM model using the Android operating system, and then modified using the skills of MGT’s cybersecurity team. The definitive agreement will be predicated on minimum initial and recurring quantities, currently anticipated at 160,000 units to begin, and 50,000 units monthly thereafter. Subject to final specifications, the production costs are contemplated at $350 USD per unit.

With today’s announcement, MGT has joined forces with a leading influential think tank focused on mobile, security, and digital services. Nordic IT is involved in the research and development of disruptive technologies on behalf of its members and partners, which include senior executives from many of the world’s largest corporations. The partners expect a definitive agreement within 60 days, with initial product shipments approximately a year later.

John McAfee, Executive Chairman and CEO of MGT observed, “Smartphones have become the Achilles heel of cybersecurity. No matter how secure our applications become, they must still execute in an environment designed from ground up to be a spy device. It is like building a race car and having it powered by a rubber band.”

Alexander Reay, President of Nordic IT, stated, “We are honored to be working with cybersecurity pioneer John McAfee and his team. MGT’s innovative ideas should result in a unique offering in mobile communications. We have been heavily involved in the research of security and privacy issues, both in the Nordics and with our partners worldwide. With the new GDPR regulations here in Europe set to take effect in 2018 and recent leaks, there is no end to the privacy issues facing enterprises and society as a whole. We strongly believe that such a device will be the center of attention for both privacy concerned consumers, and corporate leaders looking to develop a winning strategic cybersecurity and privacy program on behalf their company.

About MGT Capital Investments, Inc.

MGT Capital Investments, Inc. (OTC: MGTI) is in the process of acquiring and developing a diverse portfolio of cyber security technologies. With industry pioneer John McAfee at its helm, MGT is positioned to address various cyber threats through advanced protection technologies for mobile and personal tech devices, as well as corporate networks.

Also as part of its corporate efforts in secure technologies, MGT is growing its capacity in mining Bitcoin. Currently at 5.0 PH/s, the Company’s facility in WA state produces about 100 Bitcoins per month, ranking it as one of the largest U.S. based Bitcoin miners. Further, MGT is in active discussions with financial partners to grow Bitcoin output materially.

Lastly, MGT stockholders have voted to change the corporate name of MGT to “John McAfee Global Technologies, Inc.” Following a dispute over ownership and permitted usage of the name McAfee, The Company and Intel have agreed to a mediation process to avoid unnecessary legal costs.

For more information on the Company, please visit: http://ir.stockpr.com/mgtci.

About the Nordic IT Association

Nordic IT is a Member Organization and Disruption Think-tank in the Nordic region. As the only dedicated IT sourcing association covering the Nordic IT sourcing industry, its focus is on various aspects of IT sourcing and creating solutions for IT professionals throughout the Nordic region. Combining thought leadership forums and learning programs with a centric on-line knowledge pool, it covers all areas of IT and technology sourcing. The Association’s core mission is to foster innovation, continuous improvement and better business outcomes on behalf of its members.

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact

Tiffany Madison
Director of Corporate Communications
MGT Capital Investments, Inc.
tmadison@mgtci.com
469.730.6703